SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 --------------


                                 Amendment No. 2

                                       to

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          GT Interactive Software Corp.
                          -----------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)


                                   36236E 10 9
                                 --------------
                                 (CUSIP Number)





                                   ----------




                               Page 1 of 23 Pages

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 2 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stanley Cayre
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      3,525,595
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         3,525,595
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,525,595
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.6%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 3 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stanley Cayre Grantor Retained Annuity Trust
         u/a/d 12/12/95, Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     |_|

                                                                     (b)     |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      114,658
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         114,658
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         114,658
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.2%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 4 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Jack S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
         Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)    |_|

                                                                      (b)    |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,384,848
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,384,848
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,384,848
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.0%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 5 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Amin Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
         Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)    |_|

                                                                      (b)    |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,376,848
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,376,848
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,376,848
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.0%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 6 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
         Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)    |_|

                                                                      (b)    |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      679,658
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         679,658
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         679,658
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.0%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 7 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
         Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)   |_|

                                                                      (b)    |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)   SOLE VOTING POWER
                                    679,658
         NUMBER                -------------------------------------------------
         OF                    6)   SHARED VOTING POWER
         SHARES                     Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)   SOLE DISPOSITIVE POWER
         EACH                       679,658
         REPORTING             -------------------------------------------------
         PERSON                8)   SHARED DISPOSITIVE POWER
         WITH                       Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         679,658
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.0%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 8 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Grace S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
         Frieda Cayre, Trustee
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)    |_|

                                                                      (b)    |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5)   SOLE VOTING POWER
                                    679,658
         NUMBER                -------------------------------------------------
         OF                    6)   SHARED VOTING POWER
         SHARES                     Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)   SOLE DISPOSITIVE POWER
         EACH                       679,658
         REPORTING             -------------------------------------------------
         PERSON                8)   SHARED DISPOSITIVE POWER
         WITH                       Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         679,658
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.0%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G

CUSIP No. 36236E 10 9                                         Page 9 of 23 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Stanley and Frieda Cayre Foundation Inc.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)    |_|

                                                                      (b)    |X|
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                               5)   SOLE VOTING POWER
                                    503,000
         NUMBER                -------------------------------------------------
         OF                    6)   SHARED VOTING POWER
         SHARES                     Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)   SOLE DISPOSITIVE POWER
         EACH                       503,000
         REPORTING             -------------------------------------------------
         PERSON                8)   SHARED DISPOSITIVE POWER
         WITH                       Not Applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         503,000
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.7%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             GT Interactive Software Corp.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             417 Fifth Avenue, New York, NY 10016

Item 2(a).   Name of Person Filing:

             Stanley Cayre
             Stanley Cayre Grantor Retained Annuity Trust u/a/d 12/12/95, Frieda
               Cayre, Trustee
             Jack S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda
               Cayre, Trustee
             Amin Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre,
               Trustee
             David Cayre Irrevocable Grantor Trust u/a/d  2/23/95, Frieda Cayre,
               Trustee
             Robert Cayre Irrevocable Grantor Trust u/a/d  2/23/95, Frieda
               Cayre, Trustee
             Grace S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda
               Cayre, Trustee
             The Stanley and Frieda Cayre Foundation Inc.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of each of Stanley Cayre, Stanley Cayre Grantor Retained Annuity Trust, Jack S. Cayre Irrevocable Grantor Trust,
Amin Cayre Irrevocable Grantor Trust, David Cayre Irrevocable Grantor Trust, Robert Cayre Irrevocable Grantor Trust, Grace S. Cayre Irrevocable Grantor Trust and The Stanley and Frieda Cayre Foundation Inc. is c/o 417 Fifth Avenue, New York, NY 10016.

Item 2(c).                     Citizenship:

             Stanley Cayre: United States of America

             Stanley Cayre Grantor Retained Annuity Trust u/a/d 12/12/95,
                Frieda Cayre, Trustee:  New York

             Jack S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                Frieda Cayre, Trustee:  New York

             Amin Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                Frieda Cayre, Trustee: New York

             David Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                Frieda Cayre, Trustee: New York

             Robert Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                Frieda Cayre, Trustee: New York

             Grace S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95,
                Frieda Cayre, Trustee: New York

             The Stanley and Frieda Cayre Foundation Inc.:  Delaware

Item 2(d).   Title of Class of Securities:

             Common Stock, $.01 par value  (the "Common Stock")

Item 2(e).   CUSIP Number:

             36236E 10 9


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             Not applicable

Item 4.      Ownership.

Stanley Cayre:

             (a)  Amount beneficially owned:  3,525,595 shares
             (b)  percent of class:  5.6%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 3,525,595
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 3,525,595
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Stanley Cayre Grantor Retained Annuity Trust u/a/d 12/12/95, Frieda Cayre,
Trustee:

             (a)  Amount beneficially owned:  114,658 shares
             (b)  percent of class:  0.2%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 114,658
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 114,658
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable


Jack S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee:

             (a)  Amount beneficially owned:  1,384,848 shares
             (b)  percent of class:  2.0%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 1,384,848
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 1,384,848
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Amin Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee:

             (a)  Amount beneficially owned:  1,376,848 shares
             (b)  percent of class:  2.0%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 1,376,848
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 1,376,848
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

David Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee:

             (a)  Amount beneficially owned:  679,658 shares
             (b)  percent of class:  1.0%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 679,658
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole  power to dispose or to direct the
                                     disposition  of 679,658
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Robert Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee:

             (a)  Amount beneficially owned:  679,658 shares
             (b)  percent of class:  1.0%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 679,658
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 679,658
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

Grace S. Cayre Irrevocable Grantor Trust u/a/d 2/23/95, Frieda Cayre, Trustee:

             (a)  Amount beneficially owned:  679,658 shares
             (b)  percent of class:  1.0%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 679,658
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 679,658
                               (iv) Shared power to dispose or to direct the disposition of Not Applicable

The Stanley and Frieda Cayre Foundation Inc.:

             (a)  Amount beneficially owned:  503,000 shares
             (b)  percent of class:  0.7%
             (c)  Number of shares as to which such person has:
                               (i) Sole power to vote or to direct the vote 503,000
                               (ii) Shared power to vote or to direct the vote Not Applicable
                               (iii) Sole power to dispose or to direct the
                                     disposition of 503,000
                               (iv) Shared power to dispose or to direct the disposition Not Applicable

             Stanley Cayre is the beneficiary of the reporting Grantor Retained Annuity Trust (the "GRAT"). The beneficiaries of the reporting Irrevocable Grantor Trusts (together with the GRAT, the "Trusts") are children of Stanley and Frieda Cayre. Frieda Cayre, the wife of Stanley Cayre, is the trustee of the Trusts. The Stanley and Frieda Cayre Foundation Inc. (the "Foundation") is a charitable foundation whose sole trustees are Stanley and Frieda Cayre. The filing of this Schedule 13G shall not be construed as an admission that Stanley Cayre is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any of the Common Stock held by the Irrevocable Grantor Trusts or the Foundation.


Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable

Item 8.      Identification and Classification of Members of the Group.

             See Exhibit 1, Agreement of joint filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934.

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.

             Not applicable

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998


                                       /s/ Stanley Cayre
                                       -----------------------------------------
                                       Stanley Cayre

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                               Stanley Cayre Grantor Retained Annuity Trust
                                 u/a/d 12/12/95, Frieda Cayre, Trustee

                                       By: /s/ Frieda Cayre
                                          --------------------------------------
                                          Frieda Cayre
                                       Title: Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                                Jack S. Cayre Irrevocable Grantor Trust u/a/d
                                   2/23/95, Frieda Cayre, Trustee

                                        By: /s/ Frieda Cayre
                                           -------------------------------------
                                           Frieda Cayre
                                        Title: Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                                 Amin Cayre Irrevocable Grantor Trust u/a/d
                                    2/23/95, Frieda Cayre, Trustee

                                        By: /s/ Frieda Cayre
                                            ------------------------------------
                                            Frieda Cayre
                                        Title: Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                              David Cayre Irrevocable Grantor Trust u/a/d
                                 2/23/95, Frieda Cayre, Trustee

                                      By: /s/ Frieda Cayre
                                         ---------------------------------------
                                         Frieda Cayre
                                      Title: Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                                  Robert Cayre Irrevocable Grantor Trust u/a/d
                                     2/23/95, Frieda Cayre, Trustee

                                          By: /s/ Frieda Cayre
                                             -----------------------------------
                                             Frieda Cayre
                                          Title: Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                               Grace S. Cayre Irrevocable Grantor Trust u/a/d
                                  2/23/95, Frieda Cayre, Trustee

                                       By: /s/ Frieda Cayre
                                          --------------------------------------
                                          Frieda Cayre
                                       Title: Trustee

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998





                                    The Stanley and Frieda Cayre Foundation Inc.

                                              By: /s/ Frieda Cayre
                                                 -------------------------------
                                                 Frieda Cayre
                                              Title: Trustee

                                    EXHIBIT 1

                            AGREEMENT OF JOINT FILING


         Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 17, 1998.


                               /s/ Stanley Cayre
                               --------------------------------------------
                               Stanley Cayre


                               Stanley Cayre Grantor Retained Annuity
                                  Trust u/a/d 12/12/95, Frieda Cayre, Trustee

                                            By: /s/ Frieda Cayre
                                                ---------------------------
                                                Frieda Cayre
                                            Title: Trustee


                               Jack S. Cayre Irrevocable Grantor Trust
                                  u/a/d 2/23/95, Frieda Cayre, Trustee

                                            By: /s/ Frieda Cayre
                                                ---------------------------
                                                Frieda Cayre
                                            Title: Trustee


                               Amin Cayre Irrevocable Grantor Trust
                                  u/a/d 2/23/95, Frieda Cayre, Trustee

                                            By: /s/ Frieda Cayre
                                                ---------------------------
                                                Frieda Cayre
                                            Title: Trustee


                               David Cayre Irrevocable Grantor Trust
                                  u/a/d 2/23/95, Frieda Cayre, Trustee

                                            By: /s/ Frieda Cayre
                                                --------------------------------
                                                Frieda Cayre
                                            Title: Trustee


                               Exhibit 1 - page 1

                               Robert Cayre Irrevocable Grantor Trust
                                  u/a/d 2/23/95, Frieda Cayre, Trustee

                                            By: /s/ Frieda Cayre
                                                ---------------------------
                                                Frieda Cayre
                                            Title: Trustee


                               Grace S. Cayre Irrevocable Grantor Trust
                                  u/a/d 2/23/95, Frieda Cayre, Trustee

                                            By: /s/ Frieda Cayre
                                                ---------------------------
                                                Frieda Cayre
                                            Title: Trustee


                               The Stanley and Frieda Cayre Foundation Inc.

                                            By: /s/ Frieda Cayre
                                                ---------------------------
                                                Frieda Cayre
                                            Title: Trustee



























                               Exhibit 1 - page 2